Cambridge

As of August 31, 2026

T. Rowe Price Investment Strategies Available Through Cambridge

Active Exchange-Traded Funds

Strategy Name	Ticker	Morningstar Category
Equity
Active Core International Equity ETF	TACN	Foreign Large Blend
Active Core U.S. Equity ETF	TACU	Large Blend
Blue Chip Growth ETF*	TCHP	Large Growth
Capital Appreciation Equity ETF	TCAF	Large Blend
Capital Appreciation Premium Income ETF	TCAL	Derivative Income
Dividend Growth ETF*	TDVG	Large Blend
Emerging Markets Equity Research ETF	TEMR	Diversified Emerging Markets
Equity Income ETF*	TEQI	Large Value
Financials ETF	TFNS	Financial
Global Equity ETF	TGLB	Global Large-Stock Blend
Growth ETF	TGRT	Large Growth
Growth Stock ETF*	TGRW	Large Growth
Health Care ETF	TMED	Health
Hedged Equity ETF	THEQ	Equity Hedged
Innovation Leaders ETF	TNXT	Large Growth
International Equity ETF	TOUS	Foreign Large Blend
International Equity Research ETF	TIER	Foreign Large Blend
Natural Resources ETF	TURF	Natural Resources
Small-Mid Cap ETF	TMSL	Mid-Cap Blend
Technology ETF	TTEQ	Technology
US Equity Research ETF*	TSPA	Large Blend
Value ETF	TVAL	Large Value

*This ETF is different from traditional ETFs.

Traditional ETFs tell the public what assets they hold each day. These ETFs will not. This may create additional risks for your investment. For example:

●	You may have to pay more money to trade the ETF's shares. These ETFs will provide less information to traders, who tend to charge more for trades when they have less information.
●	The price you pay to buy ETF shares on an exchange may not match the value of the ETF's portfolio. The same is true when you sell shares. These price differences may be greater for this ETF compared with other ETFs because it provides less information to traders.
●	These additional risks may be even greater in bad or uncertain market conditions.
●	The ETF will publish on its website each day a "Proxy Portfolio" designed to help trading in shares of the ETF. While the Proxy Portfolio includes some of the ETF's holdings, it is not the ETF's actual portfolio.

The differences between these ETFs and other ETFs may also have advantages. By keeping certain information about the ETF confidential, this ETF may face less risk that other traders can predict or copy its investment strategy. This may improve the ETFs performance. If other traders are able to copy or predict the ETFs investment strategy, however, this may hurt the ETFs performance. For additional information regarding the unique attributes and risks of the ETF, see the ETF prospectus.

Strategy Name	Ticker	Morningstar Category
Fixed Income
Floating Rate ETF	TFLR	Bank Loan
High Income Municipal ETF	THYM	High Yield Muni
Intermediate Municipal Income ETF	TAXE	Muni National Intermediate
Long Municipal Income ETF	TMNL	Muni National Long
Multi-Sector Income ETF	TMSF	Multisector Bond

For Investment Professional Use Only. Not for further distribution.

Cambridge

Strategy Name	Ticker	Morningstar Category
QM U.S. Bond ETF	TAGG	Intermediate Core Bond
Short Municipal Income ETF	TMNS	Muni National Short
Total Return ETF	TOTR	Intermediate Core-Plus Bond
U.S. High Yield ETF	THYF	High Yield Bond
Ultra Short-Term Bond ETF	TBUX	Ultrashort Bond

Strategy Name	Ticker	Morningstar Category
Multi-Asset
Capital Appreciation Market Opportunities ETF	TPUT	Miscellaneous Allocation

Strategy Name	Ticker	Morningstar Category
Digital Assets
Active Crypto ETF	TKNZ	Digital Assets

The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940, and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

Strategist Models

Strategy Name	Morningstar Category	Delivery	Minimum Investment	Fees	Platforms
10/90 Active	Global Conservative Allocation	Model Delivery	$25,000	38 basis points	Envestnet UMA Platform
100 Blend	Global Aggressive Allocation	Model Delivery	$25,000	38 basis points	Envestnet UMA Platform
100 EQ Active	Global Aggressive Allocation	Model Delivery	$25,000	58 basis points	Envestnet UMA Platform
20/80 Active	Global Conservative Allocation	Model Delivery	$25,000	43 basis points	Envestnet UMA Platform
20/80 Blend	Global Conservative Allocation	Model Delivery	$25,000	20 basis points	Envestnet UMA Platform
20/80 Tax-Aware Blend	Conservative Allocation	Model Delivery	$25,000	40 basis points	Envestnet UMA Platform
30/70 Blend	Global Conservative Allocation	Model Delivery	$25,000	22 basis points	Envestnet UMA Platform
30/70 Tax-Aware Blend	Conservative Allocation	Model Delivery	$25,000	39 basis points	Envestnet UMA Platform
40/60 Active	Global Moderately Conservative Allocation	Model Delivery	$25,000	45 basis points	Envestnet UMA Platform
40/60 Blend	Global Moderately Conservative Allocation	Model Delivery	$25,000	26 basis points	Envestnet UMA Platform
40/60 Tax-Aware Blend	Moderately Conservative Allocation	Model Delivery	$25,000	37 basis points	Envestnet UMA Platform
50/50 Blend	Global Moderate Allocation	Model Delivery	$25,000	31 basis points	Envestnet UMA Platform
50/50 Tax-Aware Blend	Moderate Allocation	Model Delivery	$25,000	40 basis points	Envestnet UMA Platform
60/40 Active	Global Moderate Allocation	Model Delivery	$25,000	50 basis points	Envestnet UMA Platform
60/40 Blend	Global Moderate Allocation	Model Delivery	$25,000	33 basis points	Envestnet UMA Platform
60/40 Tax-Aware Blend	Moderate Allocation	Model Delivery	$25,000	39 basis points	Envestnet UMA Platform
70/30 Active	Global Moderately Aggressive Allocation	Model Delivery	$25,000	52 basis points	Envestnet UMA Platform
70/30 Blend	Global Moderately Aggressive Allocation	Model Delivery	$25,000	32 basis points	Envestnet UMA Platform
70/30 Tax-Aware Blend	Moderately Aggressive Allocation	Model Delivery	$25,000	38 basis points	Envestnet UMA Platform

For Investment Professional Use Only. Not for further distribution.

Cambridge

Strategist Models

Strategy Name	Morningstar Category	Delivery	Minimum Investment	Fees	Platforms
80/20 Active	Global Moderately Aggressive Allocation	Model Delivery	$25,000	54 basis points	Envestnet UMA Platform
80/20 Blend	Global Moderately Aggressive Allocation	Model Delivery	$25,000	33 basis points	Envestnet UMA Platform
80/20 Tax-Aware Blend	Moderately Aggressive Allocation	Model Delivery	$25,000	37 basis points	Envestnet UMA Platform
Conservative Income	Global Conservative Allocation	Model Delivery	$25,000	50 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 0/100	Intermediate Core Bond	Model Delivery	$25,000	22 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 10/90	Intermediate Core Bond	Model Delivery	$25,000	22 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 20/80	Global Conservative Allocation	Model Delivery	$25,000	23 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 30/70	Global Moderately Conservative Allocation	Model Delivery	$25,000	23 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 40/60	Global Moderately Conservative Allocation	Model Delivery	$25,000	25 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 50/50	Global Moderate Allocation	Model Delivery	$25,000	25 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 60/40	Global Moderate Allocation	Model Delivery	$25,000	26 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 70/30	Global Moderately Aggressive Allocation	Model Delivery	$25,000	27 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 80/20	Global Moderately Aggressive Allocation	Model Delivery	$25,000	28 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Muni ETF - 90/10	Global Aggressive Allocation	Model Delivery	$25,000	30 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 100/0	Global Aggressive Allocation	Model Delivery	$25,000	31 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 20/80	Global Conservative Allocation	Model Delivery	$25,000	22 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 30/70	Global Moderately Conservative Allocation	Model Delivery	$25,000	22 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 40/60	Commodities Focused	Model Delivery	$25,000	25 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 60/40	Global Moderate Allocation	Model Delivery	$25,000	27 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 70/30	Global Moderately Aggressive Allocation	Model Delivery	$25,000	28 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 80/20	Global Moderately Aggressive Allocation	Model Delivery	$25,000	29 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Port. 90/10	Global Aggressive Allocation	Model Delivery	$25,000	30 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Portfolio 0/100	Conservative Allocation	Model Delivery	$25,000	19 basis points	Envestnet UMA Platform
Goldman Sachs T. Rowe Price Dynamic ETF Portfolio 50/50	Global Moderate Allocation	Model Delivery	$25,000	26 basis points	Envestnet UMA Platform
GS T. Rowe Muni ETF - 100/0	Aggressive Allocation	Model Delivery	$25,000	32 basis points	Envestnet UMA Platform
GS T. Rowe Price Dynamic ETF Portfolio 10/90	Intermediate Core Bond	Model Delivery	$25,000	20 basis points	Envestnet UMA Platform
Moderate Income	Global Moderately Conservative Allocation	Model Delivery	$25,000	51 basis points	Envestnet UMA Platform
T. Rowe Price Short Term	Short-Term Bond	Model Delivery	$10,000	29 basis points	UMA and CAAP
T. Rowe Price Short Term Plus	Short-Term Bond	Model Delivery	$10,000	29 basis points	UMA and CAAP
T. Rowe Price Ultra Short Term	Short Government	Model Delivery	$10,000	24 basis points	UMA
US Equity Blend	Large Blend	Model Delivery	$25,000	26 basis points	Envestnet UMA Platform

For Investment Professional Use Only. Not for further distribution.

Cambridge

Separately Managed Accounts (SMAs)

Strategy Name	Morningstar Category	Delivery	Minimum Investment	Fees	Platforms
U.S. Equity
Capital Appreciation Equity SMA	Large Blend	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
Integrated US Small-Mid Cap Core Equity SMA	Mid-Cap Growth	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
U.S. Blue Chip Growth Equity SMA	Large Growth	Model Delivery	$100,000	33 basis points	Envestnet UMA Platform and CAAP
U.S. Dividend Growth Equity SMA	Large Blend	Model Delivery	$80,000	28 basis points	Envestnet UMA Platform
U.S. Growth Stock SMA	Large Growth	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
U.S. Large-Cap Core Equity SMA	Large Blend	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
U.S. Select Value Equity SMA	Large Value	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
U.S. Value Equity SMA	Large Value	Model Delivery	$100,000	33 basis points	Envestnet UMA Platform and CAAP
International Equity
Global Natural Resources Equity SMA	Natural Resources	Model Delivery	$100,000	28 basis points	Envestnet UMA Platform
Global Technology Equity SMA	Technology	Model Delivery	$100,000	33 basis points	Envestnet UMA Platform
International Core Equity SMA	Foreign Large Blend	Model Delivery	$100,000	30 basis points	Envestnet UMA Platform
Fixed Income
Muni 1-10 Yr Ladder SMA	Muni National Intermediate	Manager Traded	$250,000	7 basis points	Envestnet UMA Platform
Muni Intmd Bond SMA	Muni National Intermediate	Manager Traded	$250,000	12 basis points	Envestnet UMA Platform
Municipal 1-5 Year Ladder SMA Composite	Muni National Short	Manager Traded	$250,000	7 basis points	Envestnet UMA Platform
MuniShort-IntmdBond SMA	Muni National Short	Manager Traded	$250,000	12 basis points	Envestnet UMA Platform

Alternative Investments

Strategy Name	Category
Private Credit
T. Rowe Price OHA Select Private Credit Fund (OCREDIT)	Direct Lending

For Investment Professional Use Only. Not for further distribution.

Cambridge

Mutual Funds

Strategy Name	Ticker	Morningstar Category	Overall Morningstar RatingTM
U.S. Equity
All-Cap Opportunities	PRWAX	Large Growth	★★★	out of 968
Blue Chip Growth	TRBCX	Large Growth	★★★	out of 968
Capital Appreciation And Income	PRCFX	Moderately Conservative Allocation	N/A
Communications & Technology	PRMTX	Communications	★★★	out of 43
Diversified Mid-Cap Growth	PRDMX	Mid-Cap Growth	★★★★	out of 443
Dividend Growth	PRDGX	Large Blend	★★★	out of 1211
Equity Income	PRFDX	Large Value	★★★	out of 1051
Equity Index 500	PREIX	Large Blend	★★★★	out of 1211
Extended Equity Market Index	PEXMX	Mid-Cap Blend	★★★	out of 366
Financial Services	PRISX	Financial	★★★★★	out of 89
Growth Stock	PRGFX	Large Growth	★★	out of 968
Health Sciences	PRHSX	Health	★★★★	out of 160
Institutional Large-Cap Core Growth	TPLGX	Large Growth	★★★	out of 968
Institutional Mid-Cap Equity Growth	PMEGX	Mid-Cap Growth	★★★	out of 443
Integrated U.S. Large-Cap Value Equity	TQMVX	Large Value	★★★★	out of 1051
Large-Cap Growth	TRGOX	Large Growth	★★★	out of 968
Mid-Cap Growth	RPMGX	Mid-Cap Growth	★★★	out of 443
Mid-Cap Value	TRMCX	Mid-Cap Value	★★★★	out of 376
New Horizons	PRNHX	Mid-Cap Growth	★★	out of 443
Real Estate	TRREX	Real Estate	★★	out of 197
Science and Technology	PRSCX	Technology	★★★	out of 244
Small-Cap Stock	OTCFX	Small Growth	★★★★	out of 521
Small-Cap Value	PRSVX	Small Blend	★★★	out of 581
Spectrum Diversified Equity	PRSGX	Large Blend	★★	out of 1211
Tax-Efficient Equity	PREFX	Large Growth	★★★	out of 968
Total Equity Market Index	POMIX	Large Blend	★★★	out of 1211
U.S. Equity Research	PRCOX	Large Blend	★★★★★	out of 1211
U.S. Large-Cap Core	TRULX	Large Blend	★★★	out of 1211
Value	TRVLX	Large Value	★★★	out of 1051
International Equity
Africa & Middle East	TRAMX	Focused Region	N/A
Emerging Markets Discovery Stock	PRIJX	Diversified Emerging Markets	★★★★	out of 689
Emerging Markets Stock	PRMSX	Diversified Emerging Markets	★★	out of 689
European Stock	PRESX	Europe Stock	★★	out of 61
Global Growth Stock	RPGEX	Global Large-Stock Growth	★★★★	out of 290
Global Impact Equity	TGPEX	Global Large-Stock Growth	★★	out of 290
Global Industrials	RPGIX	Industrials	★★★	out of 45
Global Real Estate	TRGRX	Global Real Estate	★★★	out of 138
Global Stock	PRGSX	Global Large-Stock Growth	★★★★★	out of 290
Global Technology	PRGTX	Technology	★★	out of 244
Global Value Equity	TRGVX	Global Large-Stock Value	★★★★	out of 135
Integrated Global Equity	TQGEX	Global Large-Stock Blend	★★★★	out of 296
International Discovery	PRIDX	Foreign Small/Mid Growth	★★★★	out of 106
International Equity Index	PIEQX	Foreign Large Blend	★★★	out of 646

For Investment Professional Use Only. Not for further distribution.

Cambridge

Mutual Funds

Strategy Name	Ticker	Morningstar Category	Overall Morningstar RatingTM
International Stock	PRITX	Foreign Large Growth	★★★	out of 352
International Value Equity	TRIGX	Foreign Large Value	★★★★	out of 324
Japan	PRJPX	Japan Stock	★★	out of 36
Latin America	PRLAX	Focused Region	N/A
New Asia	PRASX	Pacific/Asia ex-Japan Stock	★★★	out of 36
New Era	PRNEX	Natural Resources	★★★	out of 122
Overseas Stock	TROSX	Foreign Large Blend	★★★	out of 646
Real Assets	PRAFX	Global Large-Stock Value	★★	out of 135
Spectrum International Equity	PSILX	Foreign Large Blend	★★	out of 646
Fixed Income
California Municipal Bond	PRXCX	Muni California Long	★★★★	out of 101
Core Municipal Bond	PRTAX	Muni National Long	★★★★	out of 148
Core Plus Municipal Bond	PRINX	Muni National Long	★★★	out of 148
Corporate Income	PRPIX	Corporate Bond	★★	out of 155
Credit Opportunities	PRCPX	High Yield Bond	★★★★	out of 574
Dynamic Global Bond	RPIEX	Nontraditional Bond	★★	out of 190
Emerging Markets Bond	PREMX	Emerging Markets Bond	★★★	out of 200
Emerging Markets Corporate Bond	TRECX	Emerging Markets Bond	★★★	out of 200
Emerging Markets Local Currency Bond	PRELX	Emerging-Markets Local-Currency Bond	★★★	out of 63
Floating Rate	PRFRX	Bank Loan	★★★★	out of 199
Georgia Municipal Bond	GTFBX	Muni Single State Long	★★★★	out of 163
Global High Income Bond	RPIHX	High Yield Bond	★★★	out of 574
Global Multi-Sector Bond	PRSNX	Global Bond-USD Hedged	★★★★★	out of 103
GNMA	PRGMX	Government Mortgage-Backed Bond	★★	out of 123
High Yield Municipal Bond	PRFHX	High Yield Muni	★★★★	out of 166
Inflation Protected Bond	PRIPX	Inflation-Protected Bond	★★	out of 134
Institutional Long Duration Credit	RPLCX	Long-Term Bond	★★★★	out of 40
Intermediate High Yield Municipal Bond	PRIHX	High Yield Muni	★★★★	out of 166
Intermediate Municipal Bond	PRSMX	Muni National Intermediate	★★★	out of 253
International Bond	RPIBX	Global Bond	★★	out of 137
Limited Duration Inflation Focused Bond	TRBFX	Short-Term Inflation-Protected Bond	★★	out of 63
Maryland Municipal Bond	MDXBX	Muni Single State Long	★★★★★	out of 163
Maryland Short-Term Municipal Bond	PRMDX	Muni Single State Short	★★	out of 27
New Income	PRCIX	Intermediate Core Bond	★★	out of 418
New Jersey Municipal Bond	NJTFX	Muni New Jersey	★★★	out of 41
New York Municipal Bond	PRNYX	Muni New York Long	★★★★	out of 76
QM U.S. Bond Index	PBDIX	Intermediate Core Bond	★★★	out of 418
Short Duration Income	TSDLX	Short-Term Bond	★★★★	out of 519
Short-Intermediate Municipal Bond	PRFSX	Muni National Short	★★★	out of 204
Short-Term Bond	PRWBX	Short-Term Bond	★★★	out of 519
Spectrum Income	RPSIX	Multisector Bond	★★★	out of 339
U.S. Treasury Intermediate Index	PRTIX	Intermediate Government	★★	out of 98
U.S. Treasury Long-Term Index	PRULX	Long Government	★★★	out of 52
Ultra Short-Term Bond	TRBUX	Ultrashort Bond	★★★★	out of 225
Virginia Municipal Bond	PRVAX	Muni Single State Long	★★★★	out of 163

For Investment Professional Use Only. Not for further distribution.

Cambridge

Mutual Funds

Strategy Name	Ticker	Morningstar Category	Overall Morningstar RatingTM
Capital Preservation
Cash Reserves §	TSCXX	Prime Money Market	N/A
Government Money ‡	PRRXX	Money Market-Taxable	N/A
Asset Allocation
Balanced	RPBAX	Moderate Allocation	★★★★	out of 459
Global Allocation	RPGAX	Global Moderate Allocation	★★★★	out of 401
Retirement 2005	TRRFX	Target-Date 2000-2010	★★★★	out of 78
Retirement 2010	TRRAX	Target-Date 2000-2010	★★★★★	out of 78
Retirement 2015	TRRGX	Target-Date 2015	★★★★★	out of 78
Retirement 2020	TRRBX	Target-Date 2020	★★★★★	out of 98
Retirement 2025	TRRHX	Target-Date 2025	★★★★★	out of 119
Retirement 2030	TRRCX	Target-Date 2030	★★★★★	out of 184
Retirement 2035	TRRJX	Target-Date 2035	★★★★	out of 181
Retirement 2040	TRRDX	Target-Date 2040	★★★★	out of 182
Retirement 2045	TRRKX	Target-Date 2045	★★★★	out of 181
Retirement 2050	TRRMX	Target-Date 2050	★★★★	out of 182
Retirement 2055	TRRNX	Target-Date 2055	★★★★	out of 181
Retirement 2060	TRRLX	Target-Date 2060	★★★	out of 181
Retirement 2065	TRSJX	Target-Date 2065	★★	out of 169
Retirement Balanced	TRRIX	Global Moderately Conservative Allocation	★★★★	out of 217
Spectrum Conservative Allocation	PRSIX	Global Moderately Conservative Allocation	★★★★★	out of 217
Spectrum Moderate Allocation	TRPBX	Global Moderate Allocation	★★★★	out of 401
Spectrum Moderate Growth Allocation	TRSGX	Global Moderately Aggressive Allocation	★★★★	out of 171

Closed to New Investors

Strategy Name	Ticker	Morningstar Category	Overall Morningstar RatingTM
Capital Appreciation	PRWCX	Moderate Allocation	★★★★★	out of 459

For Investment Professional Use Only. Not for further distribution.

Cambridge

All funds available on Pershing are available in brokerage.

Bold indicates placement on the Cambridge Mutual Fund List (recommended short list).

*T. Rowe Price semi-transparent equity ETFs publish a daily Proxy Portfolio, a basket of securities designed to closely track the daily performance of the actual portfolio holdings. While the Proxy Portfolio includes some of the ETFs holdings, it is not the actual portfolio. Daily portfolio statistics will be provided as an indication of the similarities and differences between the Proxy Portfolio and the actual holdings. The Proxy Portfolio and other metrics, including Portfolio Overlap, are intended to provide investors and traders with enough information to encourage transactions that help keep the ETF’s market price close to its NAV. There is a risk that market prices will differ from the NAV. ETFs trading on the basis of a Proxy Portfolio may trade at a wider bid/ask spread than shares of ETFs that publish their portfolios on a daily basis, especially during periods of market disruption or volatility, and, therefore, may cost investors more to trade. The ETF’s daily Proxy Portfolio, Portfolio Overlap, and other tracking data are available at troweprice.com.

Although the ETF seeks to benefit from keeping its portfolio information confidential, others may attempt to use publicly available information to identify ETF’s investment and trading strategy. If successful, these trading practices may have the potential to reduce the efficiency and performance of the ETF.

ETFs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions, which will reduce returns.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the “Sponsor”). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

The Model Portfolios are nondiscretionary investment management programs provided by T. Rowe Price Associates, Inc. T. Rowe Price mutual funds are distributed by T. Rowe Price Investment Services, Inc. T. Rowe Price Associates, Inc., and T. Rowe Price Investment Services, Inc., are affiliated companies. The T. Rowe Price group of companies, including its affiliates, receive revenue from T. Rowe Price investment products and services.

T. Rowe Price does not charge an explicit management overlay fee for the Model Portfolios. The only fee collected by T. Rowe Price is the weighted average expenses of the underlying mutual funds held within the models.

§ You could lose money by investing in the Fund. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it cannot guarantee it will do so. The Fund may impose a fee upon sale of your shares. An investment in the Fund is not bank account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. T. Rowe Price Associates, Inc. is not required to reimburse the Fund for losses, and you should not expect that T. Rowe Price Associates, Inc. will provide financial support to the Fund at any time, including during periods of market stress.

‡ You could lose money by investing in the Fund. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it cannot guarantee it will do so. An investment in the Fund is not a bank account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. T. Rowe Price Associates, Inc. is not required to reimburse the Fund for losses, and you should not expect that T. Rowe Price Associates, Inc. will provide financial support to the Fund at any time, including during periods of market stress.

For Investment Professional Use Only. Not for further distribution.

Cambridge

troweprice.com/fi

Important information:

Consider the investment objectives, risks, and charges and expenses carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, call 1-800-564-6958. Read it carefully.

Morningstar Ratings™ are based on risk-adjusted returns. The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with a fund’s 3-, 5-, and 10-year (if applicable) Morningstar Rating™ metrics.

The Morningstar Rating™ for funds, or “star rating,” is calculated for funds with at least a 3-year history. Exchange-traded funds and open-end mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar risk-adjusted return measure that accounts for variation in a managed product’s monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. Source for Morningstar data: © 2026 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance cannot guarantee future results.

OCREDIT is a non-exchange-traded business development company (BDC) that expects to invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments (loans and other credit investments that are issued in private offerings or issued by private companies). This investment involves a high degree of risk. An investor should purchase these securities only if they can afford the complete loss of the investment.

BDCs may charge management fees, incentive fees, as well as other fees associated with servicing loans. These fees will detract from the total return.

OCREDIT may, in certain circumstances, invest in companies experiencing distress increasing the risk of default or failure. OCREDIT is not listed on an exchange, which heightens the liquidity risk. OCREDIT has limited prior operating history, and there is no assurance that we will achieve our investment objectives. This is a “blind pool” offering, and, thus, investors will not have the opportunity to evaluate our investments before we make them. Investors should not expect to be able to sell shares regardless of performance and should consider that they may not have access to the money invested for an extended period of time and may be unable to reduce their exposure in a market downturn.

OCREDIT employs leverage, which increases the volatility of OCREDIT’s investments and will magnify the potential for loss. Fixed income securities are subject to credit risk, call risk, and interest rate risk. As interest rates rise, bond prices fall. Investments in high yield bonds involve greater risk. International investments can be riskier than U.S. investments and subject to foreign exchange risk.

OCREDIT is “nondiversified,” meaning it may invest a greater portion of its assets in a single company. OCREDIT’s share price can be expected to fluctuate more than that of a comparable diversified fund. OCREDIT may invest in derivatives, which may be riskier or more volatile than other types of investments because they are generally more sensitive to changes in market or economic conditions.

Account opening and closing fees may apply depending on the amount invested and the timing of the account closure. There may be costs associated with the investments in the account such as periodic management fees, incentive fees, loads, other expenses, or brokerage commissions. Fees for optional services may also apply.

Additional Information:

Visit our website at troweprice.com/fi.

All investments are subject to market risk, including possible loss of principal. The Model Portfolios are subject to the risks of the underlying mutual funds utilized in the model.

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For Investment Professional Use Only. Not for further distribution.